Exhibit 99.1

FOR IMMEDIATE RELEASE

Contact:

Richard D. Callicutt II
President and Chief Executive Officer
BNC Bancorp
(336) 869-9200

Lawrence T. Loeser
President and Chief Executive Officer
Community First Financial Group, Inc.
(919) 945-7825

BNC Bancorp Completes Merger With Community First Financial Group

Merger Expands Bank of North Carolina’s Presence in the Raleigh-Durham-Chapel Hill Area
of North Carolina

HIGH POINT, NC – CHAPEL HILL, NC – June 2, 2014 – BNC Bancorp (NASDAQ: BNCN), the parent company of Bank of North Carolina (“BNC” or “the Bank”), today announced the successful completion of its merger with Community First Financial Group, Inc. (“Community First”), the parent company of Harrington Bank, FSB (“Harrington”), thereby expanding BNC’s presence in the Raleigh-Durham-Chapel Hill Area of North Carolina.

BNC previously announced its plans to acquire Community First and Harrington on December 18, 2013. As of March 31, 2014, Harrington had total assets of $225.0 million, total loans of $165.4 million and deposits of $194.7 million. The former branches of Harrington will be operated as branches of BNC under the name of Harrington until system conversions are completed in September, 2014.
In connection with the merger, the common shareholders of Community First have elected to receive 0.4069 shares of BNC common stock, or $5.90 in cash, for each share of Community First common stock owned by them, subject to allocation and pro rata procedures to ensure 75% of Community First common shares receive BNC common stock in the transaction. A total of
1,190,856 shares of BNC common stock and cash aggregating $5.76 million will be paid to
Community First shareholders in the merger. Immediately prior to the merger, the shares of preferred stock of Community First were redeemed for $850,000 in the aggregate. Based on the closing price of BNC common stock on May 30, 2014, the aggregate deal value for common shareholders of Community First is approximately $26.0 million.
As a result of the transaction, BNC has acquired three branches in Chapel Hill and will have approximately $510 million in loans and $336 million in deposits in the Raleigh-Durham-Chapel Hill area of North Carolina.

Commenting on the transaction, Rick Callicutt, the President and Chief Executive Officer of BNC, noted: “Harrington Bank is a critical addition to our goal of creating a billion dollar footprint in the Raleigh, Durham, and Chapel Hill region of North Carolina.  Larry Loeser and the Harrington Bank team have done an outstanding job of developing valuable and trusted relationships in Chapel Hill and surrounding communities.  This partnership will give our combined team more resources to bring a wider range of products and services to the residents and businesses of Chapel Hill and the surrounding Triangle market.”

Commenting on the merger, Larry Loeser, President and Chief Executive Officer of Community First and Harrington Bank, stated: “We are pleased to be joining BNC and the Bank of North Carolina team. We believe the merger provides significant value to our shareholders and will offer our customers the benefit of banking locations throughout the Carolinas. Our customers and the communities we serve will also benefit from the broader range of products and services offered by the Bank of North Carolina. We are also pleased that our employees will be joining a larger company with the resources and reputation that Bank of North Carolina has worked hard to achieve.”

For the merger, BNC Bancorp and its subsidiary, Bank of North Carolina, were advised by Sandler O’Neill & Partners, LLP, New York, NY, as financial advisor, and Womble Carlyle Sandridge & Rice, LLP, Atlanta, GA, as legal advisor. Community First was advised in this transaction by Banks Street Partners, LLC, Atlanta, GA, as financial advisor, and Barnes & Thornburg, LLP, Indianapolis, IN, as legal advisor.

Forward Looking Statements
The press release contains forward-looking statements relating to the financial condition and business of BNC and its subsidiary, Bank of North Carolina. These forward-looking statements involve risks and uncertainties and are based on the beliefs and assumptions of the management of BNC, and the information available to management at the time that this press release was prepared. Factors that could cause actual results to differ materially from those contemplated by such forward-looking statements include, among others, the following that may diminish the expected benefits of the merger: (i) general economic or business conditions in the Greensboro-High Point and Raleigh-Durham-Chapel Hill MSAs; (ii) greater than expected costs or difficulties related to the integration of Harrington Bank; (iii) unexpected deposit attrition, customer loss or revenue loss following the merger with Community First, and (iv) the failure to retain or hire key personnel. Additional factors affecting BNC and Bank of North Carolina are discussed in BNC's filings with the Securities and Exchange Commission (the "SEC"), including its most recent Annual Report on Form 10-K, its Quarterly Reports on Form 10-Q and its Current Reports on Form 8-K. You may review BNC's SEC filings at www.sec.gov. BNC does not undertake a duty to update any forward-looking statements made in this press release.
About BNC Bancorp and Bank of North Carolina
BNC Bancorp is the parent company of Bank of North Carolina, an approximately $3.7 billion-asset commercial bank with the Community First acquisition.  Bank of North Carolina provides banking and financial services to individuals and businesses through its 48 full-service banking offices in North and South Carolina.  Bank of North Carolina is insured by the FDIC and is an equal housing lender. BNC Bancorp’s stock is quoted in the NASDAQ Capital Market under the symbol "BNCN."